UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): January 11, 2007

BIOANALYTICAL SYSTEMS, INC.

(Exact name of registrant as specified in its charter)

Indiana	0-23357	35-1345024
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2701 KENT AVENUE WEST LAFAYETTE, INDIANA	47906-1382
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (765) 463-4527

Item 1.01.	Entry into a Material Definitive Agreement.

On September 25, 2006, Richard M. Shepperd was elected as the President and Chief Executive Officer of Bioanalytical Systems, Inc. (“BASi”), and BASi’s compensation committee determined Mr. Shepperd’s compensation, as set forth in Item 5.02 of BASi’s Form 8-K filed September 28, 2006.

On January 11, 2007, BASi’s board of directors ratified the compensation committee’s decision and approved a written employment agreement with Mr. Shepperd to memorialize the terms of his employment. BASi agreed to employ Mr. Shepperd as the President and Chief Executive Officer of BASi through February 28, 2007. After February 28, 2007, the employment agreement is automatically extended for successive three month periods, until such time as either Mr. Shepperd or BASi gives the other party thirty days’ written notice before the end of the term, at which time, the employment agreement will expire at the end of the then-current term. BASi agreed to pay Mr. Shepperd a base salary of $35,000.00 per month, plus a quarterly bonus equal to 10% of EBITDA, capped at $150,000 per quarter. Mr. Shepperd is also eligible for a discretionary, performance-based bonus determined by the board of directors to be paid at the end of his term of service. In addition to reimbursement of business expenses in accordance with BASi’s standard reimbursement policies, Mr. Shepperd will be entitled to reimbursement for reasonable living expenses in the Lafayette, Indiana area during the term of his employment, and reasonable travel expenses for travel to and from his residence in the Henderson, Nevada area once per month. Mr. Shepperd is subject to a confidentiality restriction during his employment and thereafter, and to non-solicitation restrictions with respect to customers and employees of BASi during his employment and for two years following termination.

BASi may terminate Mr. Shepperd’s employment, with or without cause, by providing five days’ written notice to Mr. Shepperd, in which event Mr. Shepperd will be paid his salary and a pro-rata portion of any quarterly bonus through the termination date, and will also be paid for all vacation time accrued as of the termination date.

Item 5.03.	Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On January 11, 2007, BASi’s bylaws were amended to create and set forth the following procedure by which shareholders may nominate directors.

Shareholders may nominate directors by providing timely written notice to BASi’s corporate secretary. The notice must be delivered to BASi’s executive offices (a) in the case of an annual meeting, not less than ninety days nor more than one hundred twenty days prior to the anniversary date of the immediately preceding annual meeting; and (b) in the case of a special meeting of shareholders called for the purpose of electing directors, not later than the close of business on the tenth day following the day on which notice of the date of the special meeting was mailed or public disclosure of the date of the special meeting was made, whichever first occurs.

The notice must set forth certain information relating to each proposed nominee and the shareholder giving the notice, including any information relating to the person that would be required to be disclosed in a proxy statement or other filings required to be made in connection with solicitations of proxies for election of directors pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder. The notice must be accompanied by a written consent of each proposed nominee to being named as a nominee and to serve as a director if elected.

The chair of BASi’s nominating committee or his or her designee determines whether a nomination is properly made. If a nomination is not properly made, the chairman of the meeting shall declare to the meeting that the nomination was defective and such defective nomination shall be disregarded.

Item 9.01.	Financial Statements and Exhibits.

(a)	Not applicable.
(b)	Not applicable.
(c)	Not applicable.
(d)	Exhibits.
	3.01	Amendment No. 2 to Amended and Restated Bylaws
	10.1	Employment Agreement between Bioanalytical Systems, Inc. and Richard M. Shepperd, dated January 11, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Bioanalytical Systems, Inc.

Date: January 12, 2007	By: /s/ Michael R. Cox Michael R. Cox Vice President, Finance and Chief Financial Officer

Exhibit Index

Exhibit No.	Description

3.01	Amendment No. 2 to Amended and Restated Bylaws

10.1	Employment Agreement between Bioanalytical Systems, Inc. and Richard M. Shepperd, dated January 11, 2007